Exhibit 10.28

February 15, 2007

Mr. Brian M. Martin

160 Rio Robles

San Jose, CA 95134

Dear Brian:

I am pleased to offer you the opportunity and challenge to join the KLA-Tencor team. As Senior Vice President, General Counsel and Corporate Secretary, you will work under my direction. The details of your employment offer are as follows:

SALARY: $12,500.00 bi-weekly, equivalent to $325,000.00 annually.

RESTRICTED STOCK UNITS: It will be recommended at the next meeting of the Compensation Committee of the Board of Directors, pursuant to the Company Stock Option Plan, that you be granted 28,000 restricted stock units (RSUs) of KLA-Tencor stock per the company’s normal vesting schedule (yesterday the Compensation Committee indicated it’s approval of the size of this award, but the award will not be granted until the next regular meeting of the Committee after your start date, which is scheduled for May 8, 2007).

SIGN-ON BONUS: You will receive a one-time sign-on bonus of $100,000.00 to be paid within two weeks of your first day of employment.

MANAGER’S INCENTIVE BONUS: You will be eligible to receive up to 50% of your annual salary, paid on an annual basis, as an incentive bonus based on performance to plans established at the beginning of each fiscal year. You will also be eligible to participate in the Outstanding Corporate bonus plan with an annual payout of up to 50% of your base salary. You must be an employee on the date of payout to be eligible to receive bonus payout(s).

FOCAL POINT REVIEW PROGRAM: Employee performance is measured and evaluated based on KLA-Tencor’s fiscal year on a prorated basis with an effective date in September.

EXECUTIVE SEVERANCE PLAN: Subject to Compensation Committee approval (which was received yesterday), You will participate in the Company’s Executive Severance Plan with the same level of coverage as the Company’s Chief Operating Officer (as described in the Company’s recently filed Form 10-K for the fiscal year ended June 30, 2006). The current COO-level coverage is summarized as follows:

(a) Upon a termination of employment without cause (as defined in the plan) or a resignation for good reason (as defined in the plan) before the occurrence of a change of control (as defined in the plan), (i) you would receive severance pay equal to your salary, payable for 24 months, (ii) you would receive your current year annual incentive on a pro-rated basis, (iii) your equity awards would vested on a pro-rated basis through the end of the month of termination, and (iv) you would get one year post termination to exercise any options (but not beyond the end of their term).

(b) Upon a termination of employment without cause (as defined in the plan) or a resignation for good reason (as defined in the plan) within two years after a change of control (as defined in the plan), (i) you would receive severance pay equal to your salary plus annual target bonus plus an additional $2,000/month, payable for 24 months, (ii) you would receive your current year incentive on a pro-rated basis, (iii) your equity awards would accelerate and be fully vested, (iv) you would get one-year post termination to exercise any options (but not beyond the end of their term), and (v) you would get reimbursed for any golden parachute excise taxes on a grossed-up basis.

The Immigration Law, effective November 6, 1986, requires that all employers verify each individual’s eligibility to work in the United States, including U.S. citizens. Your employment offer is contingent upon your providing satisfactory proof of identity and authorization to work in the United States. Please bring the appropriate regional documentation on your first day of work.

Brian, I am convinced that you will be an extremely valuable asset to KLA-Tencor and hope you will find many opportunities to grow both professionally and personally.

This offer is contingent upon completion of a satisfactory background and reference check, and it will expire on February 19, 2007. In addition, please be advised that during your employment, you may be subject to additional background checks as required by certain customers of KLA-Tencor and/or as required by any new information or circumstances discovered by KLA-Tencor during your employment. To indicate acceptance of this employment offer, please sign both copies of this letter, keep one for your records, and return one in the enclosed self-addressed envelope (or as otherwise arranged).

You should be aware that your employment with KLA-Tencor is at will, except as otherwise provided in this letter. Therefore, you are free to resign at any time, for any reason or for no reason, and KLA-Tencor is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice, provided that the Company must satisfy any applicable obligations with respect to your coverage in the Company’s Executive Severance Plan following a termination of your employment by the Company without “cause” (as defined in such plan) or a resignation by you for “good reason” (as defined in such plan).

In order to expeditiously deal with any disputes relating to or arising out of our employment relationship, you and KLA-Tencor agree that any such disputes including but not limited to claims of harassment, discrimination, breach of contract, and wrongful termination, shall be fully and finally resolved by binding arbitration conducted by the American Arbitration Association in Santa Clara, California, pursuant to the Arbitration Rules set forth in California Code of Civil Procedure Section 1280, et seq., including Section 1283.05 (the ‘Rules’) and pursuant to the Federal Arbitration act. KLA-Tencor will pay the costs as provided in the American Arbitration Association’s National Rules for the Resolution of Employment Disputes.

If you have any questions concerning this offer of employment, please feel free to contact me. We look forward to you joining KLA-Tencor.

Sincerely,

Rick Wallace
Chief Executive Officer
KLA-Tencor Corporation

Acceptance & Acknowledgment:

I agree to and accept employment with KLA-Tencor Corporation on the terms and conditions set forth in this letter.

Accepted by:	Date:	Start Date:

Enclosures